Exhibit 99.1

NEWS RELEASE

For release May 11, 2006

Contact: John T. Hillman @ 310/255-4438 or 310/255-4493

ANWORTH MORTGAGE ASSET CORPORATION REPORTS
EARNINGS OF $0.03 PER SHARE FOR FIRST QUARTER OF 2006

          SANTA MONICA, California – (May 11, 2006) – For the first quarter ended March 31, 2006 and based on a weighted average of 45.4 million fully diluted shares outstanding, Anworth Mortgage Asset Corporation (NYSE: ANH) announced today unaudited net income of $2.4 million. Net income available to common stockholders was $1.4 million, or $0.03 per share.

          Agency mortgage-backed securities held at March 31, 2006 were approximately $4.44 billion and were allocated as follows:  31% agency ARMs, 59% agency hybrid ARMs, 10% agency fixed-rate mortgage-backed securities and less than 1% agency floating-rate CMOs.

          At March 31, 2006, the weighted average coupon of the agency mortgage-backed securities held by Anworth was 4.87% and the quarter end unamortized premium was $80 million, or 1.8% of the par value.  During the quarter, the expense of amortizing the agency securities premium (based on prepayments and scheduled payments) was $6.8 million, compared to $9.5 million during the fourth quarter of 2005. During the quarter ended March 31, 2006, the constant prepayment rate (“CPR”) of the agency mortgage-backed securities was 25% and the CPR of the adjustable-rate and hybrid adjustable-rate agency mortgage-backed securities was 26%.  For the agency ARM and hybrid assets, the weighted average term to the next interest rate reset date was 21 months.  During the quarter ended March 31, 2006, the CPR of the mortgage-related assets held by Belvedere Trust Mortgage Corporation was 31% and the weighted average coupon on its mortgage-related assets was 5.37%. The average cost of Belvedere Trust’s mortgage-related assets was 101.7%.

          Relative to Anworth’s agency MBS portfolio at quarter end, the outstanding repurchase agreement balance was $4.04 billion with an average interest rate of 4.42% and an average maturity of 75 days.  After adjusting for collateralized interest rate swap transactions, the average interest rate was 4.29% with an average maturity of 154 days.  For the quarter ended March 31, 2006, the yield on average agency earning assets after amortization of premium was 4.12%, while the average cost of funds was 4.11%, resulting in an interest rate spread of 0.01%.

          During the first quarter of 2006, Anworth’s average equity investment in Belvedere Trust was $100 million.  At quarter end, Belvedere Trust did not have any residential mortgage loans held for securitization and securitized mortgage loans were $2.25 billion.  Belvedere Trust earned $317 thousand during the first quarter. At March 31, 2006, the average FICO score of its loan portfolio was 726 and the average LTV was 72%.

          Total stockholders’ equity at March 31, 2006 was $472.5 million, consisting of preferred stockholders’ equity of approximately $46.9 million and common stockholders’ equity of approximately $425.6 million.  The common stockholders’ equity resulted in a book value per share of $9.38 based on 45.4 million shares of common stock outstanding at March 31, 2006.

          Average common stockholders’ equity for the quarter was $431 million.

          Commenting on Anworth’s operations, Lloyd McAdams, Anworth’s Chairman, President and Chief Executive Officer, stated, “During the quarter, the spread between the average coupon rate of our agency assets and the cost of funds on our related borrowings continued to narrow as expected. However, this narrowing was offset to a substantial degree by reduced amortization of premium due to a lower level of prepayments during the quarter, leaving our interest rate spread relatively unchanged from the fourth quarter of 2005. We expect our cost of funds to continue to increase more rapidly than our asset coupon rate in the second quarter and for as long as short-term rates continue to rise. Also, since March 30, 2006, the prepayment rate of our adjustable-rate mortgages has increased relative to the prepayment rate experienced during the first quarter.”

About Anworth Mortgage Asset Corporation

          Anworth is a mortgage real estate investment trust (REIT) which invests in mortgage assets, including mortgage pass-through certificates, collateralized mortgage obligations, mortgage loans and other real estate securities.  Anworth generates income for distribution to shareholders primarily based on the difference between the yield on its mortgage assets and the cost of its borrowings.  Through its wholly-owned subsidiary, Belvedere Trust Mortgage Corporation, Anworth also invests in high quality jumbo adjustable-rate mortgages and finances these loans though securitizations.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

          This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets, increases in default rates of the mortgage loans acquired by our mortgage loan subsidiaries, risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management’s ability to manage our growth. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Anworth Mortgage Asset Corporation
John T. Hillman
(310) 255-4438 or (310) 255-4493

ANWORTH MORTGAGE ASSET CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	March 31, 2006	December 31, 2005

	(unaudited)
ASSETS
Agency mortgage-backed securities:
Agency mortgage-backed securities pledged to counterparties at fair value	$4,212,552	$4,302,139
Agency mortgage-backed securities at fair value	230,367	222,544

	$4,442,919	$4,524,683
Other mortgage-backed securities pledged to counterparties at fair value	181,202	91,153
Other mortgage-backed securities at fair value	4,204	4,776
Residential real estate loans	2,251,433	2,497,881
Allowance for loan losses	(1,730)	(1,655)
Cash and cash equivalents	1,215	8,248
Restricted cash	1,044	1,250
Interest and dividends receivable	32,644	32,740
Derivative instruments at fair value	15,407	12,948
Prepaid expenses and other	11,861	12,225

	$6,940,199	$7,184,249

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accrued interest payable	$35,407	$43,084
Repurchase agreements (Anworth)	4,036,500	4,099,410
Repurchase agreements (Belvedere Trust)	440,582	429,919
Whole loan financing facilities	—	493
Mortgage-backed securities issued	1,901,442	2,069,634
Junior subordinated notes	37,380	37,380
Dividends payable on preferred stock	1,011	1,011
Dividends payable on common stock	—	908
Accrued expenses and other	15,304	19,167

	$6,467,626	$6,701,006

Minority interest	$95	$144

Stockholders’ equity:
Series A Cumulative Preferred Stock, par value $0.01 per share, liquidation preference $25.00 per share; authorized 20,000 shares; 1,876 and 1,876 shares issued and outstanding	19	19
Common Stock, par value $0.01 per share; authorized 100,000 shares; 45,367 and 45,397 shares issued and outstanding	454	454
Additional paid-in capital	572,173	572,398
Accumulated other comprehensive loss consisting of unrealized losses	(87,467)	(75,620)
Accumulated deficit	(10,769)	(12,125)
Unearned restricted stock	(1,932)	(2,027)

	$472,478	$483,099

	$6,940,199	$7,184,249

ANWORTH MORTGAGE ASSET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except for per share amounts)
(unaudited)

	Three Months Ended March 31,

	2006	2005

Interest income net of amortization of premium and discount	$75,412	$66,810
Interest expense	(70,892)	(49,133)

Net interest income	4,520	17,677

Net loss on sale of loans	(5)	—

Expenses:
Compensation and benefits	(866)	(877)
Incentive compensation	—	(772)
Provision for loan losses	(188)	(297)
Other expenses	(1,143)	(1,113)

Total expenses	(2,197)	(3,059)

Income from operations before minority interest	2,318	14,618

Minority interest in net loss (income) of a subsidiary	49	(136)

Net income	$2,367	$14,482

Dividend on Series A Cumulative Preferred Stock	$(1,011)	$(868)

Net income available to common stockholders	$1,356	$13,614

Basic earnings per share available to common stockholders	$0.03	$0.29

Weighted average number of shares outstanding	45,388	46,839

Diluted earnings per share available to common stockholders	$0.03	$0.29

Weighted average number of diluted shares outstanding	45,401	46,876

SOURCE  Anworth Mortgage Asset Corporation
     -0-                             05/11/2006
     /CONTACT:  John T. Hillman of Anworth Mortgage Asset Corporation,
+1-310-255-4438, or +1-310-255-4493/
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